Exhibit 99.1	PRESS RELEASE

Ethos Environmental, Inc. Issues a Voluntary Recall of Specific Lots of the Dietary Supplement Regenerect

Contact:

Customer Service

(866) 925-9553

FOR IMMEDIATE RELEASE – April 28, 2011 – Ethos Environmental, Inc. announced today that it is conducting a voluntary nationwide recall of the company’s dietary supplement sold under the brand name Regenerect with the following Lot Numbers:

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Regenerect Lot Numbers:

100521 - blue capsule sold individually in foil packets, expires 5/2012 112850 - clear capsule sold individually in foil packets, expires 11/2013

Ethos Environmental, Inc. is conducting a voluntary recall because FDA lab analysis has confirmed the presence of Sulfoaildenafil, an analogue of Sildenafil, making these products unapproved new drugs. Sildenafil is an FDA-approved drug used as treatment for male Erectile Dysfunction (ED). The active drug ingredient is not listed on the label for these products.

According to the FDA, use of these products may pose a threat to consumers because the analogue may interact with nitrates found in some prescription drugs (such as nitroglycerin) and may lower blood pressure to dangerous levels. FDA has advised that consumers with diabetes, high blood pressure, high cholesterol, or heart disease often take nitrates. FDA has advised that ED is a common problem in men with these conditions, and consumers may seek these types of products to enhance sexual performance.

Ethos Environmental, Inc. has distributed Regenerect via sales made over the internet to consumers in the United States of America and Puerto Rico.

Ethos Environmental, Inc. advises any customers in possession of the Regenerect product matching the lot numbers above to return any unused product for an exchange, or a full refund, to the company directly. Customers can call (866) 925-9553 (Monday through Friday from 6am to 6pm Pacific Time) for instructions on the return and exchange/refund process.

Ethos Environmental, Inc. is committed to improving its products and avoiding future recall issues by improving testing procedures. Ethos Environmental, in an effort to be abundantly cautious, is issuing a voluntary recall on the two lots, mentioned above, that did not comply with the newly adopted testing protocol of Ethos Environmental. The Company’s testing protocol and test results will be available on the Company’s website for all consumers. Any consumers requesting an exchange of product from the two lots in question will be receiving Regenerect product that has been subjected to the Company’s new testing procedures. Ethos Environmental promises its customers the highest possible quality and welcomes the recall process as further evidence of our commitment to our brands, products and consumers.

Any adverse reactions or quality problems experienced with the use of these products may be reported to the FDA’s MedWatch Adverse Event Reporting program either online, by regular mail or by fax.

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Online: http://www.fda.gov/MedWatch/report.htm

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Regular Mail: use postage-paid, pre-addressed Form FDA 3500 available at: http://www.fda.gov/MedWatch/getforms.htm. Mail to address on the pre-addressed form.

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Fax: 1-800-FDA-0178

This recall is being conducted with the knowledge of the U.S. Food and Drug Administration.